Exhibit 99.1



          Adept Announces $10 Million Common Stock Financing


    LIVERMORE, Calif.--(BUSINESS WIRE)--June 12, 2006--Adept Technology, Inc. (Nasdaq:ADEP) today announced that it has entered into an agreement to sell $10,000,000 of its common stock to Crosslink Capital at a price of $13.6752 per share representing approximately 11% of the company's outstanding shares pre-financing. No convertible securities will be issued by Adept Technology in connection with this transaction. Upon the closing of the financing, Charles Finnie, general partner at Crosslink, will join the company's board of directors. While Crosslink's due diligence has been completed, closing is subject to customary conditions and is expected to occur by the end of June. Proceeds of the financing will be used to fund Adept Technology's growth initiatives, including expansion of its customer base.
    "We are pleased that Crosslink has chosen Adept as one of its investment partners and welcome them as shareholders as we expand our current shareholder base," said Michael Kelly, Chairman of the Board of Adept. Crosslink Capital, a San Francisco-based venture capital firm, invests in technology software and services companies. "During this financing process, Charles Finnie and Crosslink have demonstrated a real knowledge of our business, including validating the business model of growth with sustainable profit," says Robert Bucher, CEO of Adept.
    Charles Finnie of Crosslink commented, "We believe Adept Technology is the preeminent software and services company in a large and growing industry, intelligent robotics. Rob Bucher and his team have positioned the Company for strong growth over the next several years."

    About Adept Technology, Inc.

    Adept Technology, Inc. designs, manufactures and markets robotic systems, motion control and machine vision technology for global markets including automotive, consumer electronics, consumer goods, disk drive, food, industrial tooling, medical devices, and pharmaceutical. Adept robots, controllers, and software are used for small parts assembly, material handling and packaging. Adept intelligent automation product lines include industrial robots, configurable linear modules, machine controllers for robot mechanisms and other flexible automation equipment, machine vision, and systems and applications software. Founded in 1983, Adept Technology is the largest U.S.-based manufacturer of industrial robots. More information is available at www.adept.com.

    For further information about Crosslink Capital, visit www.crosslinkcapital.com.

    Forward-Looking Statements

    This press release may contain certain forward-looking statements including statements regarding growth, revenues, cash, margins, expenses and products that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, the company's limited cash resources, its customers' ability to pay invoices in a timely manner; the risk that some of its customers may become insolvent; future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; risks of acceptance of the company's new or current products in the marketplace; the financial and operating risks and regulatory requirements associated with the company's international operations; the cyclicality of capital spending of the company's customers and lack of long-term customer contracts; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the intelligent automation industry; the lengthy sales cycles for the company's products; the company's significant fixed costs which are not easily reduced; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with the seasonality of the company's products; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; the company's ability to sell its products through systems integrators and original equipment manufacturers who may also promote competing products; or risks associated with variations in our gross margins based on factors which are not always in our control.
    For a discussion of risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2005 and quarterly report on Form 10-Q for the quarters ended October 1, December 31, 2005 and April 1, 2006 including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Factors Affecting Future Operating Results contained therein.


    CONTACT: Adept Technology, Inc.
             Robert R. Strickland, 925-245-3413
             Fax: 925-245-3510